UNITED STATES DISTRICT COURT DISTRICT OF MINNESOTA

BEAVER COUNTY EMPLOYEES'          )  Case No. 0:14-cv-00786-ADM-TNL

RETIREMENT  FUND; ERIE COUNTY     )

EMPLOYEES' RETIREMENT SYSTEM;  )  CLASS ACTION

and LUC DE WULF, Individually and on    )

Behalf of All Others Similarly Situated,)

)

Plaintiffs,)

)

vs.)

)

TILE SHOP HOLDINGS, INC.; ROBERT)

A. RUCKER; THE TILE SHOP, INC.;      )

TIMOTHY C. CLAYTON; PETER J. )

JACULLO III; JWTS, INC.; PETER H.      )

KAMIN; TODD KRASNOW; ADAM L. )

SUTTIN; WILLIAM E. WATTS; )

ROBERT W. BAIRD & CO.                       )

INCORPORATED; CITIGROUP               )

GLOBAL MARKETS INC.; CJS                )

SECURITIES, INC.; HOULIHAN LOKEY)

CAPITAL, INC.; PIPER JAFFRAY &         )

CO.; SIDOTI & COMPANY, LLC;              )

TELSEY ADVISORY GROUP LLC; and     )

WEDBUSH SECURITIES, INC.,  )

                                                                                  )

Defendants. )

STIPULATION OF SETTLEMENT

TABLE OF CONTENTS

Page

I. DESCRIPTION OF THE ACTION ........................................................................... 1

II. CLAIMS OF THE LEAD PLAINTIFFS AND THE BENEFITS OF

SETTLEMENT TO THE CLASS .............................................................................. 3

III. DEFENDANTS' DENIALS OF WRONGDOING AND REASONS FOR

B. The Court's Order Preliminarily Approving The Settlement And

F. Administration And Calculation Of Claims, Final Awards, And Supervision

And Distribution Of The Settlement Fund ...................................................... 22

G. The Fee And Expense Petition ........................................................................ 26

H. Conditions Of Settlement; Effect Of Disapproval, Cancellation And

EXHIBITS

Exhibit A:	Order Preliminarily Approving Settlement and Providing for Notice and Settlement Hearing
Exhibit A-1:	Notice of Class Action Determination, Proposed Settlement, and Hearing on Settlement
Exhibit A-2:	Summary Notice of Class Action Determination, Proposed Settlement, and Hearing on Settlement
Exhibit A-3:	Proof of Claim and Release Form
Exhibit B:	Order for Final Judgment

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STIPULATION OF SETTLEMENT

This Stipulation of Settlement ("Stipulation") is made as of January 13,

2017, by and among the following parties: (1) Beaver County Employees'  Retirement Fund, Erie County Employees' Retirement System, and Luc DeWulf (collectively, the "Lead Plaintiffs"),  on behalf of themselves and the Court-certified Class, by and through Class Counsel in this Action; and (2) Tile Shop Holdings, Inc. ("Tile Shop"), Robert A. Rucker, The Tile Shop, Inc., Timothy C. Clayton, Peter J. Jacullo III, JWTS, Inc., Peter H. Kamin, Todd Krasnow, Adam L. Suttin, William E. Watts, Robert W. Baird & Co. Incorporated, Citigroup Global Markets Inc., CJS Securities, Inc., Houlihan Lokey Capital, Inc., Piper Jaffray & Co., Sidoti & Company, LLC, Telsey Advisory Group

LLC, and Wedbush Securities, Inc. (collectively, the "Defendants"), by and through their attorneys in this Action. 1

I. DESCRIPTION OF THE ACTION

In November 2013, two class action lawsuits were commenced against Tile Shop and certain of the Defendants in the United States District Court for the Southern District of New York.  By Order entered on March 13, 2014, the two lawsuits were transferred to the United States District Court for the District of Minnesota (the "Court"). The two lawsuits subsequently were consolidated as Case No. 0:14-cv-00786-ADM-TNL under the caption Beaver County Employees' Retirement Fund, et al. v. Tile Shop

1    All  terms  with  initial  capitalization   not  otherwise  defined  herein  shall  have  the meanings ascribed to them in ¶  IV(A) herein.  All claims against Piper Jaffray  &Co. and CJS Securities, Inc. have been dismissed.   Nevertheless, for purposes  of the settlement, they have been included among the Defendants.

Holdings, Inc., et al. (the "Action"), and Lead Plaintiffs and Co-Lead Counsel were appointed.

On May 23, 2014, Lead Plaintiffs served and filed a Consolidated Amended Complaint for Violations of the Federal Securities Laws ("Consolidated Complaint"), which asserted claims against all Defendants.  Specifically, the Consolidated Complaint alleged violations of: (i) Sections 11 and 12(a)(2) of the Securities Act of 1933 against all of the Defendants, and (ii) Sections 10(b) and 20(a) of

the Securities Exchange Act of 1934 against certain of the Defendants.  On July 25, 2014, Defendants moved to dismiss the Consolidated Complaint.  By Memorandum Opinion and Order entered on March 4, 2015, the Court granted Defendants'  motions to dismiss in part, and denied them in part.

Thereafter the Parties engaged in substantial discovery, including document production, depositions, and subpoenas to non-parties.  The Parties also exchanged reports of their experts, and took expert depositions.

On December 1, 2015, Lead Plaintiffs moved for class certification, which Defendants opposed.  By Order entered on July 28, 2016, the Court granted Lead Plaintiffs' motion for class certification, certifying the Class and appointing Lead Plaintiffs as Class Representatives and Co-Lead Counsel as Class Counsel.   Lead Plaintiffs have not yet sent class notice.

On October 14, 2016, Defendants filed motions for summary judgment and also filed motions to exclude the opinions of Lead Plaintiffs' experts.   Also on October

14, 2016, Lead Plaintiffs filed a motion for partial summary judgment and a motion to

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exclude the opinions of Defendants'  experts.   Those motions have not been decided. Trial is set for March 13, 2017.

Over the course of the Action, the Parties have participated in three mediations and have exchanged multiple mediation statements.  Following the completion of fact and expert discovery, and with trial approaching, the Parties agreed to participate in their third mediation, conducted by JAMS Endispute mediator, the Honorable Daniel H. Weinstein (ret.), on December 6, 2016.  During this mediation, the Parties were able to reach agreement to settle this Action.  At the request of the Parties, the Court suspended certain deadlines so that the Court can consider the settlement described in this Stipulation.

II. CLAIMS OF THE LEAD PLAINTIFFS AND THE BENEFITS  OF SETTLEMENT TO THE CLASS

Lead Plaintiffs and Class Counsel have carefully weighed the benefit to the Class of a settlement of the Action at this stage of the litigation on the terms set forth herein, against the significant cost, risk and delay that continued prosecution of the

Action would involve.  Although Lead Plaintiffs and Class Counsel believe that the claims pursued in the Action are meritorious, they recognize the considerable risk that they may lose at summary judgment, at trial, on post-trial motions, or on appeal.  Lead Plaintiffs and Class Counsel have also taken into account the expense and delay in attempting to prosecute the Action through trial, likely post-trial motions, and appeals. Additionally, Lead Plaintiffs and Class Counsel have taken into account the difficulty in proving damages.  In light of the foregoing, Lead Plaintiffs and Class Counsel believe

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that the settlement set forth in this Stipulation confers substantial and immediate benefits on the Class and is therefore in the best interest of the Class.  This Stipulation shall not be construed or deemed to be a concession by Lead Plaintiffs of any infirmity in the claims asserted in the Action.

III. DEFENDANTS' DENIALS OF WRONGDOING  AND REASONS FOR SETTLEMENT

Defendants have denied and continue to deny each and all of the claims and contentions alleged in the Action.  Defendants repeatedly have asserted, and continue to assert, many defenses thereto, and have expressly denied and continue to deny any wrongdoing or legal liability arising out of any of the conduct alleged in the Action. Neither this Stipulation, nor any document referred to herein, nor any action taken to carry out this Stipulation, is, may be construed as, or may be used as an admission by or against Defendants of any fault, wrongdoing or liability whatsoever.

Defendants nevertheless have concluded that the further conduct of the Action against them would be protracted and expensive.  Substantial amounts of time, energy and resources have been and, unless this settlement is made, will continue to be devoted to the defense of the claims asserted in the Action.  Defendants also recognize that there are risks attendant in any litigation.  Defendants have, therefore, determined that it is desirable and beneficial to them that the Action be settled in the manner and upon the terms and conditions set forth in this Stipulation to eliminate the burden and expense of further protracted litigation.

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IV.TERMS OF THE STIPULATION

NOW, THEREFORE, it is hereby stipulated and agreed, by and among Lead Plaintiffs (individually and on behalf of all members of the Class) and Defendants, by and through their respective counsel of record, that the Action shall be settled, subject to the approval of the Court pursuant to Fed. R. Civ. P. 23(e), upon and subject to the following terms and conditions:

A. Definitions

1. "Action" means the Beaver County Employees' Retirement Fund, et al. v. Tile Shop Holdings, Inc., et al., Case No. 0:14-cv-00786-ADM-TNL, now pending in the United States District Court for the District of Minnesota, and the underlying individual actions that were consolidated into it.

2. "Administrative Expenses" means: (a) the fees and expenses that are incurred by the Claims Administrator in connection with providing notices to the Class, and administering the settlement, including but not limited to the claims process, as addressed in ¶  IV(E)(5) of this Stipulation; (b) the fees and expenses incurred in connection with the Escrow Account; (c) Taxes; and (d) the out-of-pocket expenses incurred by the Escrow Agents in connection with determining the amount of and paying any Taxes (including, without limitation, expenses of tax attorneys and accountants).

3. "Authorized  Claimant" means a Claimant who submits a timely and adequate Claim Form who is entitled to share in the Net Settlement Fund in accordance with the Plan of Distribution approved by the Court, and whose claim has been approved for payment by the Claims Administrator.

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4. "Claim Form" means the Proof of Claim and Release Form, substantially in the form attached hereto as Exhibit A-3,that a Class Member must complete and submit should that Class Member seek to share in the distribution of the Net Settlement Fund.

5. "Claimant" means any Class Member who submits a Claim Form in such form, in such manner, and within such times as the Court shall prescribe.

6. "Claims Administrator" means Gilardi  & Co. LLC.

7. "Class" means the class certified by the Court by Memorandum Opinion and Order dated July 28, 2016 and consists of all Persons who purchased or otherwise acquired Tile Shop common stock between August 22, 2012 and January 28,

2014, inclusive, but excluding (a) Defendants, their spouses, and anyone (other than a  tenant or employee) sharing the household of any Defendant, (b) Fumitake Nishi, and (c) any Persons who submit a valid and timely request for exclusion pursuant to the Notice.

8. "Class Counsel" or "Co-Lead Counsel" means the law firms of

Kessler Topaz Meltzer  & Check, LLP and Robbins Geller Rudma  & Dowd LLP.

9. "Class Member(s)" means a member of the Class.

10. "Class Period" means the period beginning August 22, 2012 through

January 28, 2014, inclusive.

11. "Court" means the United States District Court for the District of

Minnesota.

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12. "Defendants" means Tile Shop Holdings, Inc., Robert A. Rucker, The Tile Shop, Inc., Timothy C. Clayton, Peter J. Jacullo III, JWTS, Inc., Peter H. Kamin, Todd Krasnow, Adam L. Suttin, William E. Watts, Robert W. Baird & Co. Incorporated, Citigroup Global Markets Inc., CJS Securities, Inc., Houlihan Lokey Capital, Inc., Piper Jaffray & Co., Sidoti & Company, LLC, Telsey Advisory Group LLC, and Wedbush Securities, Inc.

13. "Defendants' Counsel" means Faegre Baker Daniels LLP, Winthrop

& Weinstine, P.A., Briggs and Morgan, P.A. and Milbank, Tweed, Hadley & McCloy

LLP.

14. "Defendants' Released Parties" means each of the Defendants, and all and each of their respective past and present parent, subsidiary, and affiliated corporations and entities, the predecessors and successors in interest of any of them, and all of their respective past and present officers, directors, employees, members, agents, partners, representatives,  spouses, heirs, executors, administrators, and insurers (including the Insurers).

15. "Effective Date" means the first date by which all events and conditions specified in ¶   IV(H)(l) of this Stipulation have been met and have occurred or have been waived.

16. "Escrow Account" means the account wherein the Settlement

Amount shall be deposited and held in escrow under the control of the Escrow Agents.

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17. "Escrow Agents" means the law firms of Kessler Topaz Meltzer & Check, LLP and Robbins Geller Rudman & Dowd LLP, or their successors, acting on behalf of the Parties in accordance with the terms of this Stipulation.

18. "Final" means the date upon which any judgment or order, including the Final Judgment Order, in the Action becomes no longer subject to further appeal or review, including, without limitation: (a) if no appeal is filed, the date of expiration of the time provided for the filing or noticing of any appeal under the Federal Rules of

Appellate Procedure; or (b) if an appeal is filed in the Action, (i) the date of final dismissal of all such appeals, or the final dismissal of any proceeding on certiorari or otherwise, or (ii) the date upon which the judgment in the Action is finally affirmed on appeal, the expiration of the time to file a petition for a writ of certiorari or other form of review, or the denial of a writ of certiorari or other form of review, and, if certiorari or other form of review is granted, the date of final affirmance following review pursuant to that grant.  However, any appeal proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to: (a) the Fee and Expense Petition (as defined in ¶  IV(G)(l), or (b) the Plan of Distribution of the Net Settlement Fund (as submitted or subsequently modified), shall not in any way delay or preclude a judgment from becoming Final.

19. "Final Judgment Order" means the Order for Final Judgment approving the settlement that is in substance materially the same as Exhibit B to this

Stipulation.

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20. "Insurers" means the insurers for Defendants, including but not limited to National Union Fire Insurance Company of Pittsburgh, Pa., Allied World Assurance Company, XL Specialty Insurance Company, ACE American Insurance Company, and their successors.

21. "Lead Plaintiffs" means Beaver County Employees' Retirement

Fund, Erie County Employees' Retirement System, and Luc DeWulf.

22. "Net Settlement Fund" means the Settlement Fund less: (a) any

Administrative Expenses; and (b) amounts awarded on the Fee and Expense Petition.

23. "Notice" means the Notice of Class Action Determination, Proposed Settlement, and Hearing on Settlement, substantially in the form attached hereto as Exhibit A-1, which is to be mailed to Class Members.

24. "Parties" means, collectively, Lead Plaintiffs and Defendants.

25. "Person" means any individual, corporation, partnership,

association, joint stock company, trust, unincorporated organization, government and any political subdivision thereof, or any other type of entity.

26. "Plaintiffs' Counsel" means Class Counsel, Court-appointed Liaison

Counsel, Chestnut  & Cambronne PC, and additional counsel Johnson  & Weaver, LLP.

27. "Preliminary Approval Order" means the Order Preliminarily Approving Settlement and Providing for Notice and Settlement Hearing or an order that is in substance materially the same as Exhibit A to this Stipulation.

28. "Released Defendants' Claims" means any and all claims, actions,

causes of action, rights or liabilities, whether arising out of state, federal, foreign, or

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common law, including Unknown Claims, of any Defendant against Lead Plaintiffs or Plaintiffs'  Counsel that solely arise out of or relate in any way to the institution, prosecution, or settlement of the claims asserted in the Action.  Released Defendants' Claims do not include any claims relating to the enforcement of the settlement.

29. "Released Plaintiffs'  Claims" means any and all claims, actions, causes of action, rights or liabilities, whether arising out of state, federal, foreign, or common law, including Unknown Claims, of any Lead Plaintiff or Class Member, which exist or may exist against any of the Defendants'  Released Parties, by reason of any matter, event, cause or thing whatsoever arising out of, relating to, or in any way connected with: (a) the purchase, acquisition, sale, or disposition of Tile Shop common stock during the Class Period; and (b) any facts, circumstances, transactions, events, occurrences, acts, omissions or failures to act that were or could have been alleged in the Action.  Released Plaintiffs' Claims do not include any claims relating to the enforcement of the settlement.

30. "Settlement Amount" means $9,500,000 in cash.

31. "Settlement  Fund" means the sum of $9,500,000,  to be paid by Tile Shop and/or the Insurers on behalf of Defendants as specified in ¶  IV(E)(l) of this Stipulation, including any interest accrued thereon after payment.

32. "Settlement  Hearing" means the hearing or hearings before the Court to determine whether the settlement is fair, reasonable and adequate, the Final Judgment Order should be entered, the Plan of Distribution is fair, reasonable and adequate, and the

Fee and Expense Petition should be approved.

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33. "Summary Notice" means the Summary Notice of Class Action Determination, Proposed Settlement, and Hearing on Settlement, substantially in the form attached hereto as Exhibit A-2.

34. "Taxes" means: (a) all federal, state and/or local taxes of any kind (including any interest and penalties thereon) on any income earned by the Settlement Fund; and (b) all taxes imposed on payments by the Settlement Fund, including withholding taxes.

35. "Tile Shop" means Tile Shop Holdings, Inc., a Delaware corporation, and its past and present parent, subsidiary, and affiliated corporations and entities, and the predecessors and successors in interest of any of them.

36. "Unknown  Claims," as used in the definitions in ¶¶  IV(A)(28) and IV(A)(29), respectively, and in the Final Judgment Order, means any Released Plaintiffs' Claims which Lead Plaintiffs or any other Class Member does not know or suspect to exist in his, her or its favor at the time of the grant of such release, and any Released Defendants'  Claims which any Defendant does not know or suspect to exist in his or its favor at the time of the grant of such release, which if known by him, her or it might have affected their decision(s) with respect to the settlement of the Action. It is the intention of the Parties hereto that, upon the Effective Date, Lead Plaintiffs and Defendants shall expressly waive, and each of the Class Members shall be deemed to have waived, and by operation of the Final Judgment Order shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of any statute or law, which is similar, comparable, or equivalent to California Civil Code §1542, which

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provides:  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.  Lead Plaintiffs and Defendants acknowledge, and each of the Class Members shall be deemed by operation of the Final Judgment Order to have acknowledged, that he, she or it is aware that they may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matters of the Released Plaintiffs'  Claims and Released Defendants'  Claims, respectively, but that it is his, her, or its intention upon the Effective Date, to have, fully, finally, and forever settled and released any and all claims within the scope of the Released Plaintiffs'  Claims and Released Defendants'  Claims, respectively, whether known or unknown, suspected or unsuspected, contingent or noncontingent, whether or not concealed or hidden, which now exist, may hereafter exist or may heretofore have existed, without regard to the subsequent discovery or existence of such different or additional facts.  All of the foregoing is the definition of "Unknown Claims."

B.    The Court's Order Preliminarily Approving The Settlement And Providing For Notice And Settlement Hearing

As soon as practicable after the execution of this Stipulation, Class Counsel shall move the Court for an order that is in substance materially the same as the proposed Order attached hereto as Exhibit A ("Preliminary Approval Order"), which shall specifically include provisions which:

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1. Preliminarily approve the settlement as embodied in this Stipulation as being fair, reasonable, and adequate to the Class;

2.        Provide that Class Counsel are authorized to enter into the Stipulation on behalf of the Class, and to bind Class Members to the duties and obligations contained herein, subject to final approval by the Court;

3. Appoint the firm of Gilardi  & Co. LLC to administer the notice procedure and the processing of claims ("Claims Administrator"), under the supervision of Class Counsel;

4. Approve a Notice of Class Action Determination, Proposed Settlement, and Hearing on Settlement ("Notice") that is in substance materially the same as Exhibit A-1 attached hereto, and a Claim Form that is in substance materially the same as Exhibit A-3 attached hereto, for transmission to Class Members in order to provide notice of the hearing for approval of the settlement;

5. Direct that the Claims Administrator mail such Notice to those Class Members who can be identified through reasonable effort, such mailing to be accomplished by first-class United States mail, postage prepaid, within fourteen (14) calendar days of entry of the Preliminary Approval Order;

6. Order that nominees who purchased or otherwise acquired Tile Shop common stock for the beneficial ownership of Class Members during the Class Period be required, within ten (10) days of their receipt of the Notice, to either (a) forward the Notice and Claim Form to all such beneficial owners, or (b) provide the Claims

Administrator with the names and addresses of such beneficial owners, in which event

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the Claims Administrator shall promptly mail the Notice and Claim Form to such beneficial owners;

7. Approve a Summary Notice that is in substance materially the same as Exhibit A-2 attached hereto, to be published in order to provide notice of the hearing for approval of the settlement, and direct that the Claims Administrator cause such Summary Notice to be published once in The Wall Street Journal and once over a  national newswire service, all no later than fourteen (14) calendar days following the mailing of the Notice;

8. Find that mailing and distribution of the Notice and Claim Form, including forwarding by nominees, and publication of the Summary Notice pursuant to ¶  V(B)(4),(5),(6),  and (7) above constitute the best notice practicable under the circumstances, constitute due and sufficient notice of the matters set forth in the notices to all Persons entitled to receive notice, and fully satisfy the requirements of due process,

15 U.S.C. §78u-4(a)(7), Fed. R. Civ. P. 23, and all other applicable law and rules;

9. Require any Class Member who desires to request exclusion from the Class to so notify the Claims Administrator in the manner set forth in the Notice, and to provide the information required therein;

10. Schedule a hearing to be held by the Court ("Settlement Hearing")  on a date at least 100 days after entry of the Preliminary Approval Order in order to determine: (a) whether the settlement should be approved as fair, reasonable, and adequate to the Class; (b) whether a final judgment should be entered that is in substance materially the same as Exhibit B attached hereto ("Final Judgment Order"); (c) whether

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Lead Plaintiffs'  proposed Plan of Distribution of the settlement proceeds that is described in the Notice ("Plan of Distribution") should be approved as fair, reasonable, and adequate to the Class; and (d) whether to approve the application of Class Counsel for an award of attorneys' fees and expenses, and for awards to the Lead Plaintiffs ("Fee and Expense Petition");

11. Provide that any objections to the settlement, the Plan of Distribution, or the Fee and Expense Petition shall be heard, and any papers submitted in support of said objections shall be received and considered by the Court, at the Settlement Hearing (unless, in its discretion, the Court shall direct otherwise), only if, on or before a date to be specified in the Notice, Persons making objections give notice of their intention to appear and file with the Court and submit copies of such papers as they propose to submit to Class Counsel and counsel for Defendants, in the manner described in the Notice;

12.      Provide that, in order to share in the Net Settlement Fund, a Class Member must execute and submit a Claim Form in the manner provided therein within such time as is allowed by the Court;

13. Provide that, upon entry of the Final Judgment Order, all Class

Members, whether or not they submit a Claim Form within the time provided for, shall be permanently enjoined and barred from asserting any Released Plaintiffs'  Claims (except through the proof of claim procedures) against any of the Defendants'  Released Parties, and that all Class Members conclusively shall be deemed to have released any and all such Released Plaintiffs'  Claims, except for proceedings to enforce this Stipulation;

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14. Provide that, upon the Effective Date, only Persons who are

Authorized Claimants shall have rights in the distribution of the Net Settlement Fund;

15. Provide that a Claim Form filed by mail shall be deemed to have been submitted when legibly postmarked by the U.S. Postal Service, if mailed by first class mail, registered mail, or certified mail, postage prepaid, addressed in accordance with the instructions given in the Claim Form, and that all other Claim Forms shall be deemed to have been submitted at the time they are actually received by the Claims Administrator; and

16. Provide that the Settlement Hearing may, from time to time and without further notice to Class Members, be continued or adjourned by order of the Court.

C.Releases

1. Upon the entry of the Order for Final Judgment, Lead Plaintiffs shall, and each of the Class Members shall be deemed to have, and by operation of such order shall have, fully, finally, and forever compromised, settled, released, resolved, relinquished, waived, and discharged all Released Plaintiffs' Claims against Defendants' Released Parties, regardless of whether such Class Member executes and delivers the Claim Form.  Claims relating to the enforcement of the settlement shall not be released.

2. Upon the entry of the Order for Final Judgment, Lead Plaintiffs and each of the Class Members are forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any action or proceeding in any court of law or equity, arbitration tribunal, administrative forum, or other forum of any kind,

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asserting any of the Released Plaintiffs'  Claims against any of the Defendants'  Released

Parties.

3. Upon the entry of the Order for Final Judgment, each of Defendants' Released Parties shall be deemed to have, and by operation of such order shall have,

fully, finally, and forever compromised, settled, released, resolved, relinquished, waived, and discharged Lead Plaintiffs, all Class Members, and Plaintiffs'  Counsel from all Released Defendants'  Claims, and shall be forever enjoined from prosecuting such claims.  Claims relating to the enforcement of the settlement shall not be released.

4. Nothing in this Stipulation or the releases described in this ¶ IV(C) is intended to, or should be construed as, limiting or restricting the rights or claims any of the Defendants have against the Insurers, if any, under any policy of insurance or otherwise.

D. Judgment To Be Entered By The Court Approving The Settlement

Upon approval by the Court of the settlement set forth in this Stipulation, a  final judgment shall be entered by the Court, pursuant to an Order for Final Judgment ("Final Judgment Order") that is in substance materially the same as Exhibit B attached hereto, which shall specifically include provisions which:

1. Approve the settlement set forth in this Stipulation as fair, reasonable, and adequate to the Class, and direct consummation of the settlement in accordance with the terms and provisions of this Stipulation;

2. Fully and finally dismiss the Action with prejudice, and without costs (except as may be provided herein) to any Party as against any other;

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3. Adjudge that, upon entry of the Final Judgment Order, Lead Plaintiffs and all Class Members shall conclusively be deemed to have released all Released Plaintiffs' Claims against all Defendants' Released Parties;

4. Bar and permanently enjoin Lead Plaintiffs and all Class Members, upon entry of the Final Judgment Order, from commencing, instituting, asserting, prosecuting, or continuing to prosecute any action or proceeding in any court of law or equity, arbitration tribunal, administrative forum, or other forum of any kind, asserting any of the Released Plaintiffs' Claims against any or all of the Defendants' Released Parties;

5.        Adjudge that, upon entry of the Final Judgment Order, Defendants shall conclusively be deemed to have released all Defendants' Released Claims against Lead Plaintiffs, all Class Members, and Plaintiffs' Counsel;

6. Bar and permanently enjoin Defendants, upon entry of the Final Judgment Order, from commencing, instituting, asserting, prosecuting, or continuing to prosecute any action or proceeding in any court of law or equity, arbitration tribunal, administrative forum, or other forum of any kind, asserting any of the Released Defendants'  Claims against Lead Plaintiffs, all Class Members or Plaintiffs'  Counsel;

7. Determine, pursuant to 15 U.S.C. §78u-4(c)(l), that all counsel appearing in this Action have complied with the requirements of Rule 11(b) of the Federal Rules of Civil Procedure;

8. Determine that Defendants have complied with the requirements of

28 U.S.C. §1715(b);

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9. Reserve jurisdiction over: (a) implementation of this settlement and any distribution of the Settlement Fund; (b) disposition of the Settlement Fund; (c)  hearing and determining applications for attorneys'  fees, interest, and expenses in the Action; (d) the Action, until the Effective Date, and until each and every act agreed to be performed by the Parties shall have been performed pursuant to this Stipulation; and (e)  all Parties, for the purpose of enforcing and administering this Stipulation.

E. The Settlement Fund

1. Within ten (10) business days after the Court enters the Preliminary Approval Order, Tile Shop shall deposit or cause the Insurers to deposit into the Escrow Account established at The Huntington National Bank the sum of $9,500,000.  This amount, together with any interest accrued thereon, shall constitute the Settlement Fund. The payment described in this ¶ IV(E) is the only payment to be made by or on behalf of Defendants in connection with this settlement.

2. The Settlement Fund shall be deemed to be in the custody of the Court, and shall remain subject to the jurisdiction of the Court until such time as the entirety of the Settlement Fund is distributed as provided in ¶ IV(F)(4) of this Stipulation, or returned to Defendants and/or their Insurers as provide in ¶ IV(E)(6) of this Stipulation.

3. The Escrow Agents shall cause the Settlement Fund to be invested in instruments or accounts backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, including a United States Treasury Fund or a bank account that is either (a) fully insured

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by the Federal Deposit Insurance Corporation ("FDIC"), or (b) secured by instruments backed by the full faith and credit of the United States Government.  The Escrow Agents shall reinvest the proceeds of these instruments as they mature in similar instruments or their then-current market rates.  All risks related to the investment of the Settlement Fund in accordance with the guidelines set forth in this ¶  IV(E)(3) shall be borne by the Settlement Fund.

4. Before the Effective Date, no disbursements shall be made out of the

Settlement Fund except: (a) upon order of the Court; (b) as provided in this Stipulation;

or (c) with the written agreement of Class Counsel and Defendants'  Counsel.

5. Prior to the Effective Date, the Escrow Agents may pay from the Settlement Fund Administrative Expenses up to the maximum total amount of $150,000. If, prior to the Effective Date, Administrative Expenses exceed $150,000, such additional amounts shall be paid only after approval by Defendants' Counsel, which shall not be unreasonably withheld.  After the Effective Date the Escrow Agents may pay from the Settlement Fund any additional, unpaid Administrative Expenses without further approval from Defendants or order of the Court.  Defendants' Released Parties are not responsible for, and shall not be liable for, any Administrative Expenses.

6. If the Effective Date does not occur, or if this Stipulation is voided, terminated or cancelled for any reason, Lead Plaintiffs and Class Counsel shall have no obligation to repay any of the Administrative Expenses that have been disbursed or incurred in accordance with ¶ IV(E)(5).  Any amounts remaining in the Settlement Fund after payment of all Administrative Expenses disbursed or incurred in accordance with

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 ¶  IV(E)(5), including all interest earned on the Settlement Fund net of any tax liability, shall be returned to Defendants and/or their Insurers, and no other Person shall have any further claim whatsoever to such amounts.

7. This is not a claims-made settlement.  As of the Effective Date, Defendants, the Insurers, and/or any other Person(s) funding the Settlement on Defendants' behalf, shall not have any right to the return of the Settlement Fund or any portion thereof for any reason.  As of the Effective Date, all rights of Defendants and the Insurers in or to the Settlement Fund shall be extinguished.

8. The Settlement Fund shall be applied, subject to the approval of the Court, as follows:

(a) To pay to Class Counsel such attorneys' fees and litigation expenses as the Court may award on the Fee and Expense Petition;

(b) To pay such amounts to Lead Plaintiffs as the Court may award on the Fee and Expense Petition;

(c) To pay Administrative Expenses in accordance with  ¶ IV(E)(5); and

(d) To pay, after the Effective Date, the claims of all Authorized Claimants as allowed by the Plan of Distribution approved by the Court.

9. The Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation §1.468B-l. For the purposes of§1.468B, and the regulations promulgated thereunder, the "administrator" shall be the Escrow Agents. Defendants, Defendants' Counsel, and the Insurers shall have no liability or

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responsibility for the payment of any Administrative Expenses.  The Escrow Agents shall be responsible for filing tax returns for the Settlement Fund and paying from the Settlement Fund any Taxes owed with respect to the Settlement Fund.  The Escrow Agents shall indemnify and hold harmless Defendants, Defendants' Counsel, and the Insurers for any liability for Administrative Expenses.  To the extent necessary, Defendants shall provide timely to the Escrow Agents the statement described in

Treasury Regulations §1.468B-3(e). All costs incurred in connection with the taxation of the Settlement Fund, including Taxes, are considered "Administrative Expenses" and shall be paid out of the Settlement Fund by the Escrow Agents.

10. The Escrow Agents are authorized to execute such transactions as are provided for in this Stipulation.  The Escrow Agents shall not be responsible for the payment of any amounts due except to the extent of maintaining account of and appropriately paying amounts as required by this Stipulation, but only to the extent such amounts are delivered into the Escrow Account.  The Escrow Agents shall not be responsible for the performance of any obligations made herein by any Party to this Stipulation.

F. Administration And Calculation Of Claims, Final Awards, And Supervision And Distribution Of The Settlement Fund

1. The Claims Administrator, subject to supervision and direction of

Class Counsel and the Court, shall provide notice of the Action and settlement to the

Class as set forth in the Preliminary Approval Order, shall administer and calculate the

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Claim Forms submitted by Class Members, and shall oversee distribution of the Net

Settlement Fund to Authorized Claimants.

2. Tile Shop shall make good faith efforts to provide within ten (10) business days following the execution of this Stipulation, and without any charge to Lead Plaintiffs or the Class, the transfer records/shareholder lists of Tile Shop for the relevant time period.

3. Concurrently with submission of this Stipulation to the Court, Class Counsel are submitting a proposed Plan of Distribution of the Net Settlement Fund, which is set forth in the Notice.  At the Settlement Hearing, Class Counsel will ask the Court to approve the Plan of Distribution.  It is agreed by the undersigned Parties that Court approval of the proposed Plan of Distribution is not a condition of this Stipulation, and the proposed Plan of Distribution is to be considered by the Court separately from the Court's  consideration of the fairness, reasonableness and adequacy of the settlement set forth in this Stipulation.  Any order or proceedings relating to the proposed Plan of Distribution shall not operate to terminate or cancel this Stipulation or to affect its finality.  Lead Plaintiffs, Class Members, and Defendants shall be bound by the terms of this Stipulation, irrespective of whether the Court disapproves or modifies the Plan of Distribution.

4. Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Distribution, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net

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Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following provisions.

a.Each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Claim Form, substantially in the form of Exhibit A-3 attached hereto, postmarked or submitted electronically by a date set by the Court that is no later than ninety (90) calendar days after the mailing of the Notice (the "Bar Date"), signed under penalty of perjury and supported by such documents as are specified in the Claim Form and as are reasonably available to such Person.

b.        Except as otherwise ordered by the Court, all Class Members who fail to submit a Claim Form by the Bar Date, or such other period as may be ordered by the Court, or who submit a Claim Form that is rejected as deficient and not cured, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Final Judgment Order.  Upon the entry of the Final Judgment Order, Lead Plaintiffs, all Class Members, and anyone claiming through or on behalf of any of them, will be forever barred and enjoined from commencing, instituting, asserting, prosecuting, or continuing to prosecute any action or proceeding in any court of law or equity, arbitration tribunal, administrative forum, or other forum of any kind, that tries to assert the Released Plaintiffs'  Claims against any of the Defendants'  Released Parties.  Notwithstanding the foregoing, Class

Counsel shall have the discretion, but not the obligation, to accept for processing late-

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submitted claims so long as the distribution (or redistribution) of the Net Settlement Fund to Authorized Claimants is not materially delayed as a result.  No Person shall have any claim against Class Counsel, Lead Plaintiffs, the Claims Administrator, or Defendants' Released Parties by reason of the decision to exercise such discretion whether to accept late claims.

c. The Claims Administrator shall calculate the claims of Authorized Claimants in accordance with the Plan of Distribution.  Following the Effective Date, the Claims Administrator shall send to each Authorized Claimant his, her, or its share of the Net Settlement Fund in accordance with the Plan of Distribution.  No distributions will be made to Authorized Claimants whose distribution would be less than

$10.00.

d. If there is any balance remaining in the Net Settlement Fund after a reasonable period of time after the initial date of distribution of the Net Settlement Fund, then after the Claims Administrator has made reasonable efforts to have

Authorized Claimants cash their distributions, the Claims Administrator shall, if feasible, distribute such balance among Authorized Claimants in an equitable and economical fashion.  These redistributions shall be repeated until the balance remaining in the Net Settlement Fund is a de minimis amount that can no longer be distributed to Authorized Claimants in an equitable and economical fashion.  Such remaining balance shall then be donated to the following non-profit organization: Mid-Minnesota Legal Aid.

e. Defendants and Defendants' Released Parties shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the

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Net Settlement Fund, the Plan of Distribution, the determination, administration, or calculation of claims, the payment or withholding of Taxes, the Escrow Account, the Escrow Agents, Administrative Expenses, or any losses incurred in connection with the foregoing.  No Person, including Lead Plaintiffs, Class Members, and Plaintiffs' Counsel, shall have any claim of any kind against Defendants or Defendants' Released Parties with respect to the matters set forth in this paragraph.

f. No Person shall have any claim against Lead Plaintiffs, Plaintiffs' Counsel, or the Claims Administrator based on distributions made substantially in accordance with the Stipulation and the Plan of Distribution, or otherwise as further ordered by the Court.

G. The Fee And Expense Petition

1. No later than fourteen (14) calendar days prior to the deadline for submitting objections/requesting  exclusion from the Class set forth in the Notice, Class Counsel will file the Fee and Expense Petition for (a) an award of attorneys' fees, (b) the reasonable expenses incurred by Plaintiffs'  Counsel in connection with prosecuting the Action, and (c) any interest on such fees and expenses at the same rate and for the same time periods as earned by the Settlement Fund (until paid).  The Fee and Expense Petition may also include a request for reimbursement pursuant to 15 U.S.C. §78u-4(a)(4) for

Lead Plaintiffs' expenses and time related to their representation of the Class.  Any amounts awarded on the Fee and Expense Petition shall be paid only from the Settlement Fund and shall not otherwise be paid by Defendants or the Insurers.  Class Counsel may allocate the amounts awarded on the Fee and Expense Petition among Plaintiffs' Counsel

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in a manner in which they in good faith believe reflects the contributions of such counsel to the institution, prosecution, and resolution of the Action.

2. It is agreed that the allowance or disallowance by the Court of the Fee and Expense Petition is not a term or condition of the settlement set forth in this Stipulation, and any order or proceeding relating thereto, or any appeal from any such order, shall not operate to terminate or cancel this Stipulation.

3. The amount awarded by the Court on the Fee and Expense Petition shall be paid to Class Counsel from the Settlement Fund within five (5) business days upon entry of an order awarding such attorneys' fees and expenses, notwithstanding timely objections to, potential for appeal from, or collateral attack on, the settlement or the award of fees and expenses.  In the event that the Final Judgment Order or the order awarding such fees and expenses is reversed or modified by final non-appealable order, or if the settlement is cancelled or terminated by a final non-appealable order for any reason, then Class Counsel shall, in an amount consistent with such reversal or modification,  refund such fees or expenses to the Settlement Fund, plus interest earned thereon at the same rate as earned on the Settlement Fund, within ten (10) business days from receiving notice from Defendants'  Counsel or from a court of competent jurisdiction.

H. Conditions Of Settlement; Effect Of Disapproval, Cancellation And

Termination

1. The Effective Date of this Stipulation shall be conditioned on the occurrence of all of the following events:

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(a) The Settlement Amount has been deposited into the Escrow Account in conformity with ¶ IV(E)(1) hereof;

(b) The Court has entered an order preliminarily approving the settlement and directing notice of the Action and settlement to the Class, in substance materially the same as ¶ IV(B)(l) and Exhibit A;

(c) Defendants have not exercised their option to terminate the settlement pursuant to the provisions of this Stipulation;

(d) Lead Plaintiffs have not exercised their option to terminate the settlement pursuant to the provisions of this Stipulation;

(e) The Court has entered the Final Judgment Order as provided in

¶ IV(D) and Exhibit B hereto; and

(f) The Final Judgment Order has become Final.

2. If all of the conditions specified above ¶ IV(H)(l) are not met, then this Stipulation shall be canceled and terminated subject ¶ IV(H)(5) hereof unless Lead Plaintiffs and Defendants mutually agree in writing to proceed with this Stipulation.

3. Defendants, collectively, shall have the right to terminate and cancel this Stipulation in the event that members of the Class who request exclusion from the Class collectively have purchased or acquired more than a certain number of shares of Tile Shop common stock during the Class Period (the "Opt-Out Threshold"), as set forth in a separate agreement (the "Supplemental Agreement") executed between Lead Plaintiffs and Defendants, which is incorporated by reference into this Stipulation.  The

Supplemental Agreement will not be filed with the Court unless and until a dispute

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among the Parties concerning its interpretation or application arises.  If required by the Court, the Supplemental Agreement and/or any of its terms may be disclosed in camera to the Court for purposes of approval of the settlement, but such disclosure shall be carried out to the fullest extent possible in accordance with the practices of the Court so as to preserve the confidentiality of the Supplemental Agreement.  Copies of all requests for exclusion shall be simultaneously sent to Class Counsel and Defendants' Counsel within a reasonable time of receipt by the Claims Administrator.

4. Lead Plaintiffs shall have the right, but not the obligation, to terminate the settlement ten (10) calendar days after the failure of Defendants to deposit or cause to be deposited the Settlement Amount into the Escrow Account in accordance with ¶  IV(E)(l) hereof.

5. In the event that this Stipulation is voided, terminated or cancelled,

or fails to become effective for any reason whatsoever, then within seven (7) business days after written notice is sent by any Party to the Escrow Agents and all other Parties, the Escrow Agents shall cause the Settlement Amount and all interest earned thereon to be refunded to Tile Shop and Insurer(s) who paid into the Escrow Fund, less any Administrative Expenses disbursed, billed, or incurred in accordance with the terms of this Stipulation, in the same proportions that they contributed to the Settlement Amount. In such event, the Parties shall be deemed to have reverted to their respective statuses as of the date and time immediately prior to the execution of this Stipulation, and they shall proceed in all respects as if this Stipulation, its exhibits, and any related agreements or

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orders, had never been executed.   In such event, the Parties jointly will seek vacation of any order entered or actions taken in connection with this Stipulation.

I. No Admissions

1. Except as otherwise expressly provided herein, this Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

a. shall not be offered or received against Defendants for any purpose, including without limitation as evidence of, or construed as or deemed to be evidence of, any presumption, concession or admission by any of Defendants with respect to the truth of any fact alleged by Lead Plaintiffs or the validity of any claim that had been or could have been asserted against Defendants in the Action or in any proceeding, or of any liability, negligence, fault or wrongdoing of Defendants;

b. shall not be offered or received against Defendants for any purpose, including without limitation as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant;

c. shall not be offered or received against Defendants or against Lead Plaintiffs or any other Class Members for any purpose, including without limitation as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by

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the Court, Defendants may refer to them to effectuate the liability protection granted them hereunder;

d. shall not be construed against Defendants, Lead Plaintiffs or any other Class Members for any purpose, including without limitation as an admission or concession that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial; and/or

e. shall not be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or other Class Members or any of them as evidence of any infirmity in their claims or that any of their claims are without merit or that damages recoverable under the Consolidated Complaint would not have exceeded the Settlement Amount.

J. Miscellaneous Provisions

1. All of the exhibits attached hereto are hereby incorporated by this reference as though fully set forth herein.

2.If a case is commenced in respect to any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Amount, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer, or similar transaction, then, at Lead Plaintiffs'  option, and only as to such Defendant, the releases given and Final Judgment Order entered in favor of such

Defendant pursuant to this Stipulation shall be null and void.

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3. This Stipulation may be amended or modified only by a written instrument signed by all of the Parties to this Stipulation or their successors-in-interest, except to the extent that any modification would be inconsistent with any order by the Court.

4. The waiver by one Party of any breach of this Stipulation by any other Party shall not be deemed a waiver, by that Party or by any other Party to this Stipulation, of any other prior or subsequent breach of this Stipulation.

5. This Stipulation and its exhibits and the Supplemental Agreement constitute the entire agreement among the Parties hereto, and no representations, warranties or inducements have been made to any Party concerning this Stipulation and its exhibits or the Supplemental Agreement other than the representations, warranties and covenants contained and memorialized in such documents.

6. Class Counsel, on behalf of the Class, are authorized to take all appropriate action required or permitted to be taken by the Class pursuant to this Stipulation to effectuate its terms.  Class Counsel also are authorized to enter into any modifications or amendments to this Stipulation on behalf of the Class which such counsel deem appropriate.

7. This Stipulation will be executed on behalf of the Parties hereto by their respective counsel of record.  All counsel executing this Stipulation represent and warrant that they are authorized and empowered to execute this Stipulation on behalf of their stated client(s), and that the signature of such counsel is intended to and does legally bind stated client(s) of such counsel.

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8. This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument.  Counsel for the Parties hereto shall exchange among themselves signed counterparts.  Signatures may be originals, or facsimile or pdf. copies.

9. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties to this Stipulation.

10. All terms of this Stipulation and the exhibits hereto shall be governed by and interpreted according to the laws of the State of Minnesota, except to the extent that federal law applies.

11. The Parties to this Stipulation and their counsel agree to use their best efforts, and to take all reasonable steps necessary, to obtain the entry of the Final

Judgment Order and to effectuate the settlement set forth in this Stipulation.

12. The Parties and their counsel agree that they will refrain from disparaging the Settlement or each other with respect to the Action in any press releases or statements to the media, or in any other communication.

IN WITNESS WHEREOF, the Parties hereto have caused this Stipulation to be executed, by their duly authorized attorneys, as of the date stated above.

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Dated:  January 13, 2017

KESSLER TOPAZ MELTZER & CHECK, LLP

Kimberly A. Justice Michelle M. Newcomer Nathan A. Hasuik

280 King of Prussia Road

Radnor, PA 19087

Telephone: (610) 667-7706

Facsimile:  (610) 667-7056 and

Stacey M. Kaplan

Paul A. Breucop

One Sansome Street, Suite 1850

San Francisco, CA 94104

Telephone: 415-400-3000

Facsimile: 415-400-3001

ROBBINS GELLER RUDMAN & DOWD LLP

Joseph Russello

William J. Geddish

58 South Service Road, Suite 200

Melville, NY 11747

Telephone: (631) 367-7100

Facsimile:  (631) 367-1173 and

Jeffrey D. Light

655 West Broadway

Suite 1900

San Diego, CA 92101

Telephone:  (619) 231-1058

Facsimile:  (619) 231-7423

jlight@rgrdlaw.com

Counsel for Lead Plaintiffs  and the Class

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FAEGRE BAKER DANIELS LLP

Wendy J. Wildung (#117055)

Justin P. Krypel   (#389385)  Staci L. Perdue   (#395216)

2200  Wells Fargo  Center

90 South Seventh  Street

Minneapolis, MN  55402-3901

Telephone: (612) 766-7000

Facsimile: (612)  766-1600

Counsel for Defendants Tile  Shop   Holdings, Inc.,  Robert  A.  Rucker, The Tile Shop, Inc. and Timothy C. Clayton

David P. Pearson

Matthew C. Robinson

225 South Sixth Street,  Suite 3500

Minneapolis, MN  55402

Telephone: (612) 604-6400

Facsimile: (612)604-6912

Counsel  for Defendants Peter J. Jacullo III, JWTS, Inc., Peter H. Kamin, Todd Krasnow, Adam L. Suttin and William E. Watts

MILBANK, TWEED, HADLEY & MCCLOY LLP

Scott A. Edelman

Jed M. Schwartz

28 Liberty  Street

New York, NY  10005

Telephone: (212) 530-5000

Facsimile: (212)  822-5149

Counsel  for Robert W. Baird & Co. Incorporated, Citigroup  Global Markets Inc.,

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CJSSecurities, Inc., Houlihan Lokey Capital,

Inc., Piper Jaffray & Co., Sidoti & Company, LLC, Telsey Advisory Group LLC, and

Wedbush Securities, Inc.

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